Exhibit 99.1

News Release

2013-07

Contact

Dianne VanBeber

Vice President, Investor Relations and Communications

dianne.vanbeber@intelsat.com

+1 202-944-7406

Intelsat Board Appoints David McGlade Chairman

Stephen Spengler named President and Chief Commercial Officer as part of management team announcement

Luxembourg, 11 March 2013

Intelsat S.A., the world’s leading provider of satellite services, today announced a number of executive appointments.

The Board of Directors has elected Dave McGlade, currently Deputy Chairman and Chief Executive Officer, to the position of Chairman and Chief Executive Officer, effective April 1, 2013. Mr. McGlade has served as the Company’s Chief Executive Officer for eight years.

Mr. McGlade has appointed Stephen Spengler to the position of President and Chief Commercial Officer, effective March 18, 2013, a new role for the Company. Mr. Spengler has been with Intelsat in various executive positions since 2003, most recently serving as Executive Vice President, Sales, Marketing and Strategy. Mr. Spengler has over 25 years’ experience in the satellite and telecommunications industry. Mr. Spengler will maintain his responsibilities covering corporate strategy, product innovation, global sales, government sales including oversight of Intelsat General Corporation, marketing, product development and corporation communications, and will be adding responsibility for business development.

Michael McDonnell, Intelsat’s Executive Vice President and Chief Financial Officer, remains in his current role in the leadership team, and will add responsibility for corporate development.

Michelle Bryan has been appointed to the position of Executive Vice President, General Counsel and Chief Administrative Officer. Prior to joining Intelsat, Ms. Bryan served as General Counsel of US Airways Group and Laidlaw International. Ms. Bryan will succeed to the general counsel role effective March 18, 2013, and will maintain her responsibilities covering human resources and corporate services.

The current General Counsel, Phillip Spector, will transition to a new role as a member of Intelsat’s Board of Directors, effective April 1,

Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T +352 2784-1600 F +352 2784-1690 R.C.S. Luxembourg B 149970

2013. A sector expert with over 30 years of practice in the satellite and telecommunications sector, Mr. Spector has served since 2005 as Intelsat’s Executive Vice President, Business Development, and General Counsel.

In other executive changes, Thierry Guillemin was promoted to Executive Vice President and Chief Technical Officer. Mr. Guillemin most recently served as Senior Vice President and Chief Technical Officer. Mr. Guillemin has over 25 years’ experience in the satellite industry and is responsible for satellite operations, spacecraft development and acquisition. Mr. Guillemin will maintain responsibility for network and teleport operations, network engineering, satellite operations, space systems management and planning, and joint responsibility for information technology.

In announcing these changes, Mr. McGlade stated, “On behalf of the Intelsat team, I thank Phil Spector for his many years contributing to Intelsat’s success. He has helped to build this company into the premier satellite company that it is. I look forward to continuing to rely on his judgment and expertise as we serve together on the Intelsat Board.

McGlade continued, “As a company, Intelsat is focused on providing its customers with services that support their future growth. With the organizational changes announced today, Intelsat is securing a highly experienced and knowledgeable executive team and board, providing leadership into the future.”

About Intelsat

Intelsat is the leading provider of satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet service providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement

Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2012 and its other filings with the U.S. Securities and Exchange Commission, the political,

Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T +352 2784-1600 F +352 2784-1690 R.C.S. Luxembourg B 149970

economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Contact:

Alex Horwitz

Director, Corporate Communications

alex.horwitz@intelsat.com

+1 202-679-9161

Intelsat S.A. 4 rue Albert Borschette, L-1246 Luxembourg www.intelsat.com T +352 2784-1600 F +352 2784-1690 R.C.S. Luxembourg B 149970